Exhibit 107.1

CALCULATION OF REGISTRATION FILING FEE

424(b)(2)

(Form Type)

Lloyds Banking Group plc

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
		Newly Registered Securities
Fees to Be Paid	Unallocated (Universal) Shelf	Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities	457(r)			$883,350,000	$0.0000927	$81,887
	Total Offering Amounts					$883,350,000		$81,887
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$81,887

(1)	£750,000,000 aggregate principal amount of Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities will be issued. The Maximum Aggregate Offering Price is based on the latest pound sterling/U.S. dollar exchange rate of £1.00/U.S. $1.1778, as announced by the U.S. Federal Reserve Board on August 26, 2022.
(2)	Calculated in accordance with Rule 457(r) under the U.S. Securities Act of 1933, as amended.